Amendment to Employment Agreement

This Amendment to Employment Agreement (this “Amendment”), is made and entered into on March 12, 2024, by and among Karat Packaging Inc., a Delaware corporation (the “Company”) and Jian Guo (the “Executive”). All capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in the Amended Agreement.

WHEREAS, the Parties entered into that certain Employment Agreement (the “Agreement”), effective February 1, 2022, where the Executive was employed by the Company as its Chief Financial Officer; and

WHEREAS, effective as of the signing date of this Amendment (the “Effective Date”), the Company intends to continue to employ the Executive as Chief Financial Officer, and the Executive desires the same.

NOW THEREFORE, in consideration of the promises and mutual covenants and agreements contained herein, the adequacy of all of which consideration is hereby acknowledged, the parties hereby agree to the following amendments to the Amended Agreement:

1.            Section 1(e) Term. is hereby deleted in its entirety and amended and restated as follows:

The Executive’s employment as the Company’s Chief Financial Officer shall continue on the Effective Date and end at 11:59 p.m. on March 23, 2026 (the “Initial Term Expiration Date”), subject to earlier termination as provided in Section 5 of the Agreement; provided, that, commencing on the Initial Term Expiration Date, and on each anniversary thereafter (each, an “Extension Date”). The Executive's employment with the Company is at-will, as further defined in Section 5 of the Agreement. The Executive has the right to terminate her employment at any time and with or without cause, provided she gives the Company's Board of Directors (the "Board") 60 days written notice provided that the quarterly earnings call for the then-current fiscal quarter is completed prior to the Termination Date as defined in Section 5. The Company has the right to terminate the Executive's employment at any time, with or without notice, and with or without cause.

2.            Section 2(c) RSU Grant. is hereby deleted in its entirety and amended and restated as follows:

The Company will grant the Executive an aggregate of 24,000 shares restricted stock units ("RSUs") on the Effective Date pursuant to the Company's Stock Incentive Plan, in which 24,000 RSUs shall vest in three, equal installments on May 12, 2024, May 12, 2025 and May 12, 2026. In the event the Executive resigns or is terminated before the vesting of the last installment on May 12, 2026, the RSUs the Executive is entitled to receive are subject to Section 5 of the Agreement.

IN WITNESS WHEREOF, the Parties have duly executed this Amendment on the date last written below.

/s/ Jian Guo	/s/ Alan Yu
Jian Guo	Alan Yu
Chief Financial Officer	Chief Executive Officer
Karat Packaging Inc.	Karat Packaging Inc.

Date: March 12, 2024	Date: March 12, 2024